Exhibit 10.11

Performance Share Award

DATE:	«Date»

TO:	«First Name» «Last Name»

Following are the details for your Performance Share Award:

The Performance Period is the three-year period:	«Beginning Date» - «End Date»
Your target Performance Share Award at the 100% level:	«# of Shares» Shares

The actual Performance Shares paid to you, if any, will be derived from the Performance Share Payout Table included in this Award agreement.

Your Performance Share Award is subject to all the terms and provisions of the Apergy Corporation (“Apergy”) 2018 Equity and Cash Incentive Plan (“Plan”) which terms and provisions are expressly incorporated into and made a part of the Award as if set forth in full herein. Capitalized terms used but not defined herein have the meanings ascribed to them in the Plan. A copy of the Plan can be found on the Merrill Lynch stock plan administration website.

In addition, your Performance Share Award is subject to the following:

1.	Within two and one-half months following the end of the Performance Period, Apergy will issue you Common Stock if Apergy has reached certain levels of relative total shareholder return (“Relative TSR”) as set forth in the Performance Share Payout Table in Appendix A attached hereto, and the other conditions of your Performance Share Award are satisfied. For any Section 16 Person, Apergy shall issue shares of Common Stock for the vested Performance Share Award less the number of shares required to satisfy applicable tax withholding.

2	Performance Period results are measured by Relative TSR calculated in accordance with Appendix A attached hereto.

3.	As a condition of receiving your Performance Share Award, you agree to be bound by the terms and conditions of any Apergy Anti-hedging, Anti-pledging or Clawback Policy that may be in effect from time to time, to the extent applicable to you. You may obtain a copy of the current version of the Anti-hedging, Anti-pledging, and any Clawback Policy adopted by Apergy on the internal website and by contacting the Director of Total Rewards.

The Anti-hedging and Anti-pledging Policy prohibits hedging or pledging any Apergy equity securities held by you or certain designees, whether such Apergy securities are, or have been, acquired under the Plan, another compensation plan sponsored by Apergy, or otherwise. Please review the Anti-hedging and Anti-pledging Policy to make sure you are in compliance.

4.	For Non-US Employees, your Performance Share Award is subject to the terms and conditions of the Addendum for Non-US Employees.

5.	Your Performance Share Award is not transferrable by you other than by will or the laws of descent and distribution and in accordance with the applicable terms and conditions of the Plan.

6.	Apergy reserves the right to amend, modify, or terminate the Plan at any time in their discretion without notice. Apergy may, in its sole discretion, amend this Performance Share Award from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Performance Share Award, any such amendment that materially reduces your rights shall be effective only if it is in writing and signed by both you and an authorized officer of Apergy.

DATE:	«Date» Performance Share Award
TO:	«First Name» «Last Name»
PAGE:	2

7.	Your Performance Share Award is subject to your execution of and compliance with the Agreement Concerning Confidential Information, Trade Secrets, Non-competition, Non-solicitation, Inventions, and Patent Rights between you and Apergy, an Affiliate or a Subsidiary (the “Confidentiality Agreement”). You acknowledge that your commitment to abide by the terms of the Confidentiality Agreement is a material inducement for Apergy to enter into your Performance Share Award.

8.	Without limiting the remedies to which Apergy or its Affiliates may be entitled, if the Board or any committee of the Board, prior to or following the date you cease, for any reason whatsoever, to be an employee of the Apergy or its Affiliates and after full consideration of the facts, find by majority vote that you have breached the Confidentiality Agreement mentioned in Section 7 or breached the non-compete provisions of Section 42 of the Plan, you shall forfeit any unvested portion of this Performance Share Award. The decision of the Board or any committee of the Board shall be final.

9.	The provisions contained in Sections 7 and 8 are in addition to, and not in substitution of, the provisions of Section 42 of the Plan and are expressly subject to Section 42(d) of the Plan.

APPENDIX A

Performance Share Payout Table

Apergy + Peers Payout Calculation
Rank	% Rank	Payout

At the end of the Performance Period, each entity in the Performance Peer Group (as defined below) and Apergy will be ranked from highest TSR (as defined below) to lowest TSR.

Performance Peer Group

The “Performance Peer Group” for purposes of your Performance Share Award will consist of the following companies:

Ticker Symbol	Company Name

Notwithstanding the foregoing, the following events shall be used to adjust the Performance Peer Group in response to changes in the corporate structure of an entity in the Performance Peer Group during the Performance Period:

1.	In the event that an entity in the Performance Peer Group spins-off a subsidiary during the Performance Period, such spin-off should be treated as a dividend.

2.	In the event that an entity in the Performance Peer Group is not the surviving entity in a merger/acquisition, and (i) such merger/acquisition has been announced on or prior to «Applicable Date», then such entity will be replaced with a suitable replacement, as determined in the Committee’s sole discretion or (ii) such merger/acquisition has been announced after «Applicable Date», then such entity will move to the top or the bottom of the ranking, based on whether such entity’s Total Shareholder Return is greater or less than that for Apergy, in each case measured as of the date prior to the announcement of such merger/acquisition. If two entities in the Performance Peer Group merge, the TSR of the target entity shall be measured on the effective date of the merger. The TSR of the surviving entity shall continue to be measured as if the acquisition did not occur.

3.	In the event that an entity in the Performance Peer Group becomes a private company during the Performance Period, the TSR of such entity shall be measured on the date such entity becomes a private company.

4.	In the event that an entity in the Performance Peer Group declares bankruptcy or initiates (or becomes subject to) a similar proceeding as a debtor due to insolvency, then such entity shall be ranked last.

Definition of Total Shareholder Return

Total shareholder return (TSR) is a measure of the performance of different companies’ stock prices over time. It combines share price appreciation and dividends paid to show the total return to the shareholder expressed as an annualized percentage.

TSR is computed as follows:

TSR = (Price (e) – Price (b) + Dividends) / Price (b), where:

Price (b) = share price at the beginning of the Performance Period (defined as the __-day trading average prior to the Performance Period beginning «Beginning Date»);

Price (e) = share price at end of the Performance Period (defined as the __-day trading average prior to the end of the Performance Period «End Date»); and

Dividends = dividends paid over the Performance Period.